                                                                   EXHIBIT 10.20
April 10, 1997

Mr. W. Dayle Nattress
5 Harvest Lane
Weston, CT  06883

Dear Mr. Nattress:

     This Agreement and General Release sets forth our agreement regarding your employment relationship with AMBAC Indemnity Corporation and AMBAC Inc. (collectively "AMBAC"), and the termination of that relationship. As a result of discussions between you and AMBAC, it has been decided that a mutually agreed upon resignation is in the best interest of both parties. By signing this Agreement and General Release ("Agreement") you hereby acknowledge and agree to the following terms and conditions concerning your resignation from AMBAC:

1.   Effective Date of Resignation.

     (a) Your resignation as an employee of AMBAC shall be effective on the earlier of (i) the date you give us notice that you have obtained New Employment, or (ii) June 30, 1997 (the "Resignation Date").

     (b) Effective February 26,1997 you relinquished your title as Division Executive and Chief Investment Officer of AMBAC, but will remain an employee until the Resignation Date.

     (c) During the period from the date of this letter to the Resignation Date (the "Employment Period"), you will no longer report to the office, but will make yourself available to provide advice and counsel on business-related issues.

2.   Salary Continuation and Severance.

     (a) During the Employment Period, you will continue to receive your regular salary.

     (b) For the period beginning from the Resignation Date and ending June 30, 1998, you will receive bi-weekly payments, subject to regular payroll deductions, tax withholdings and other legal requirements, totaling $245,000. However, if you obtain New Employment (as defined in Section 2(d)), any compensation or attributed earnings, as defined in Section 2(d), attributed to



/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 2 of 8

such employment shall reduce the payments provided for in this Section 2(a) and/or 2(b). If you accept New Employment with a level of compensation or attributed earnings less than the amount provided for in this Section 2(b), AMBAC shall, on a monthly basis, pay any difference between your compensation or attributed earnings and the amount provided for in this Section 2(b) until the earlier of (i) June 30, 1998, or (ii) said difference no longer exists. You agree to provide AMBAC appropriate documentation describing the New Employment and compensation arrangement within two days of accepting New Employment, the failure of which shall serve to excuse any future payments by AMBAC under
Section 2(b).

     (c) You will receive an additional lump sum severance payment in the amount of $225,000 to be paid within 30 days of the Effective Date of this Agreement.

     (d) "New Employment" means your acceptance of a compensated position of employment with another person, entity, or organization, or the creation or establishment of a business causing you to be self-employed or employed. For purposes of Section 2(b), "Compensation" or "attributed earnings" from New Employment shall include, but not be limited to, base salary, sign-on bonus, other bonuses, any equity awards (stock options, SARS, Restricted Stock, phantom shares and the like), deferred compensation of any kind, guarantees or value given to you in connection with the New Employment.

3.   Benefits

     (a) From the date of this letter through the Resignation Date your current elections from AMBAC-provided benefits will continue. During this period, you will be required to make your normal employee contributions for benefit coverage and will be subject to any increases in employee contributions that a regular employee with like coverage may be required to pay. All benefits will cease as of the Resignation Date except (i) Business Travel Accident, which already ceased; and (ii) medical and dental coverage, which will continue until such time as you accept New Employment, or June 30, 1998, whichever is earlier.

     (b) After the New Employment Date or June 30, 1998, whichever is earlier, you will be eligible for continuation of medical and dental benefits under the applicable provisions of COBRA.

4.   Bonus for 1997.

     You will not be eligible for any bonus payable for work performed during the year 1997.

5.   Retirement Plans.

     (a) You are vested in AMBAC's Pension Plan and, therefore, are entitled to a benefit as a terminated, vested participant from AMBAC. Your pension benefit calculation will include all credited service through the Resignation Date.

/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 3 of 8

     (b) Through the Resignation Date, company-match contributions will be credited on your behalf to the Savings Incentive Plan (SIP). No other contributions will be made to the Plan on your behalf. Thus, there will be no additional contributions to the Plan in 1997 or thereafter, such as the 3% basic and the 3% profit sharing contributions which would typically be paid in the first quarter of 1998.

6.   Stock Options.

     (a) As of the date of this letter, a total of 139,000 AMBAC stock options have been granted to you by the Compensation and Organization Committee of AMBAC Inc.'s Board of Directors ("the Board").

     (b) To date, you have exercised 85,000 stock options at a pre-tax gain of approximately $2,190,601. After the Resignation Date, you will have six months to exercise the remaining 15,000 vested options, assuming no prior exercise. Any vested options not exercised within six months from the Resignation Date will be forfeited. All unvested options will be forfeited on the Resignation Date.

     (c) As of the Resignation Date, you will not be subject to AMBAC's Insider Trading Policies, but you will remain subject to any and all reporting and liability provisions imposed by Section 16 of the Securities and Exchange Act of 1934, as amended, and other federal and state securities laws prohibiting insider trading. If you have any questions regarding this matter, please contact Richard B. Gross, Esquire, Senior Vice President and General Counsel.

7.   Vacation

     The unused 1996 vacation and the accrued 1997 vacation have been included in your total severance payment stated in paragraph 2 (b).

8.   Outplacement Counseling.

     AMBAC will engage an outplacement firm to provide you with executive job placement services for up to one-year from the date of this letter with an office in Stamford and New York City for your use. The terms and conditions of the outplacement services will be negotiated by AMBAC.

9.   Return of AMBAC Property.

     AMBAC property currently in your possession is to be returned to Janice Reals Ellig at AMBAC's New York City office by April 15, 1997.

10.  Acknowledgment of Benefits.

     You agree and acknowledge that the payments and benefits to be made in accordance with paragraphs 2 through 8, exceed any sums of which you would otherwise be entitled under any AMBAC policy, plan and/or procedure.

/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 4 of 8

11.  Confidentiality.

     In consideration for the payments described above you agree to the following:

     (a) AMBAC (AMBAC refers to AMBAC Inc. and all of its affiliates) is engaged in a highly competitive business and that in connection with your employment, you have access to information relating to AMBAC's business that provides AMBAC with a competitive advantage, that is not generally known by persons not employed by AMBAC and that could not easily be determined or learned by someone outside AMBAC (collectively "Confidential Information"). Such Confidential Information includes, but is not limited to, the identity, characteristics and preferences of AMBAC's Customers (as defined below) and accounts, matters as relating to information, pricing, fee and commission structures, trading policies and procedures, trade secrets, records, files, memoranda, documents, reports, and other written, printed or recorded material and data, regardless of data storage method (collectively "Documents") received, created, or used by you during the course of your employment and other methods of doing business, whether marked as confidential or secret. As used herein, "Customer" shall include all clients and actively pursued prospective clients of AMBAC.

     (b) You agree that before and after the Resignation Date, you will hold all Confidential Information in a fiduciary capacity for the benefit of AMBAC and you shall not, directly or indirectly, use or disclose such Confidential Information except as may be necessary in the good faith performance of your duties to AMBAC. You acknowledge that all Confidential Information will remain the sole property of AMBAC and will be returned by you to AMBAC on or prior to the Resignation Date. The terms and conditions of this paragraph 11 (a) and (b) are in addition to and do not supersede or replace the terms and obligations of AMBAC's Code of Business Conduct.

     (c) (i) You further agree that for a period of one year after the Resignation Date, you will not, for any reason, unless AMBAC consents in writing, (i) solicit the business of or perform any services for any Customer or account of AMBAC; nor will you encourage or assist any other party in competition with AMBAC to solicit or service any such Customer or account or
(ii) hire or seek to hire, whether on your own behalf or on behalf of any other person or entity, any person who is an employee of AMBAC at the Resignation Date, or who left the employ of AMBAC within three months prior to such date.

          (ii) Notwithstanding the terms of this paragraph 11(c)(i), there is no restriction on your performing services for a customer or account of AMBAC where the services to be performed are those of managing an existing portfolio that, prior to your new employment, includes assets of a customer or account of AMBAC. In such circumstances, you agree to advise AMBAC prior to your accepting such a position.


/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 5 of 8

     (d) In view of the nature of AMBAC's business, you also acknowledge that the restrictions contained in paragraph 11 are fair, reasonable and necessary to protect the legitimate business interests of AMBAC and that AMBAC will suffer irreparable harm in the event of any actual or threatened violation by you of this paragraph. You therefore agree that AMBAC shall be entitled to a court order requiring you to cease any such violations in addition to and without prejudice to any other rights or remedies which may be available to AMBAC through the legal system.

     (e) You shall not be deemed to be in breach of any covenant set forth in this Agreement on the basis of any communications you may have with third parties relating to: (i) the fact of your employment by AMBAC; (ii) your job titles at AMBAC; (iii) the dates your employment by AMBAC; (iv) the responsibilities and authorities of your positions at AMBAC; (v) the nature and extent of your achievements during employment by AMBAC; and (vi) the names and positions of individuals whom you worked during your employment at AMBAC.

     (f) You shall not be deemed in breach of the confidentiality obligations set forth in paragraph 11 if, compelled by legal process or court order, you are to participate in any administrative, judicial or criminal investigation, probe, grand jury proceeding or other demand for testimony, information or documentation.

     (g) Before initiating any litigation, AMBAC shall give written notice to you and your legal counsel if it believes you are in violation of any covenant or obligation under this Agreement. Upon written request, you will receive AMBAC's judgment regarding whether a particular activity or act would be deemed in breach of your obligations and/or covenants under this Agreement.

12.  General Releases.

     (a) In consideration of the payments provided for in paragraphs 2 through 8 of this Agreement, and other valuable consideration as set forth in this Agreement, you for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the "Releasors") hereby release and discharge AMBAC, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for AMBAC or in their individual capacities) (hereinafter collectively referred to as "Releasees"), of and from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, whether arising in law or in equity or arising out of any federal, state or city constitution, statute, ordinance, bylaw or regulation (including but not limited to, all common law claims, all claims arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Connecticut Human

/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 6 of 8


Rights Law ss.ss.46a-60, and the like, the New York City Administrative Code, and the like) or by reason of any act, omission, transaction, conduct or occurrence up to and including the effective date of this Agreement, which you ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement and General Release.

     (b) In consideration of the payments provided for in paragraphs 2 through 8 of this Agreement, and other valuable consideration as set forth herein, you also agree to provide AMBAC on the Resignation Date with an executed copy of a General Release in the form annexed hereto as Exhibit A.

13. You represent and warrant that you will not commence, maintain, prosecute or participate in any action or proceeding of any kind (judicial or administrative) against any of the Releasees, arising out of any act, omission, transaction or occurrence happening up to and including the date of this letter, and have not done so as of the date of this letter.

14. The terms, conditions, and existence of this Agreement are and shall be treated as confidential, and shall not hereafter be disclosed by you to any person or entity, except to attorneys, accountants, tax advisors, or immediate family members, or as may be required by law. Any individual to whom the terms and conditions of this Agreement have been disclosed will be advised of the confidentiality requirements of this paragraph. You further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of its terms and obligations regarding Confidential Information based upon any disclosure required by law or if compelled by legal process or court order.

15. You agree not to make any derogatory statements of any kind about AMBAC (or any of its subsidiaries, parents, affiliates or related business entities), or any present or former employee or director of AMBAC (or any of its subsidiaries, parents, affiliates or related business entities) or act in a manner that is or may be harmful to AMBAC (or any of its subsidiaries, parents, affiliates or related business entities).

16. AMBAC agrees to direct all senior officers with knowledge of the circumstances surrounding your resignation to refrain from making any derogatory statements of any kind about you.

17. A statement has been issued to AMBAC directors and employees, and appropriate third parties regarding the reason(s) for your departure from AMBAC. Any other written or oral statements made by you or AMBAC regarding your relationship with and separation from AMBAC shall be fully consistent with this Agreement.


/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 7 of 8

18. You agree to cooperate fully with AMBAC and its employees by providing information to AMBAC and its representatives, agents or advisors regarding any business matters with which you were involved on behalf of AMBAC and to cooperate fully in the event of any litigation or legal, administrative or regulatory proceeding, the facts of which you have knowledge or information, including, but not limited to, providing testimony on behalf of AMBAC at any legal, administrative or regulatory proceeding.

19. (a) In the event of any breach of paragraphs 11 through 15, or paragraph 18, or your failure to execute Exhibit A on the Resignation Date, AMBAC shall be released from any obligation to make any payment to you or on your behalf and provide any benefits under this Agreement (or, if such payment has ready been made to you or on your behalf, AMBAC shall be entitled to recover from you the amounts already paid under this Agreement). AMBAC shall be further entitled to pursue any and all of its remedies under the law arising out of such breach. In any action alleging breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and/or attorneys' fees incurred to enforce this Agreement.

     (b) The making of this Agreement is not intended, and shall not be construed, as an admission that AMBAC, its subsidiaries, parents, affiliates, or related business entities, or any person now or previously employed by AMBAC or any of its subsidiaries, parents, affiliates or related business entities, have violated any federal, state, or local law (statutory or decisional), ordinance, regulation, or any common law rule, or that AMBAC, its subsidiaries, parents, affiliates, or related business entities, or any person now or previously employed by AMBAC, its subsidiaries, parents, affiliates, or related business entities, have committed any wrong against you.

20. You may accept this Agreement by signing it and returning it to AMBAC. After signing this Agreement, you shall be given a period of seven (7) days ("the Revocation Period") during which you may revoke this Agreement and General Release by indicating your desire to do so in writing addressed to AMBAC, Human Resources Department, Attention: Janice Reals Ellig, One State Street Plaza, New York, New York 10004. This Agreement is effective eight (8) days following your signing of the Agreement ("the Effective Date"). If you do not accept this Agreement as indicated above, or in the event you revoke this Agreement during the Revocation Period, this Agreement shall be null and void.

21. You represent and warrant that you have carefully read this Agreement in its entirety; that you have had an opportunity to consider fully the terms of this Agreement for twenty-one (21) days; that you have been advised by AMBAC in writing to consult with an attorney of your choice in connection with this Agreement; that you fully understand the significance of all of the terms and conditions of this Agreement; that you have discussed it with your independent legal counsel, or have had a reasonable opportunity to do so; that you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and that you are signing this Agreement voluntarily and of your own free will and assent to all the terms and conditions contained herein.


/s/ WDN                                                             /s/ JRE
---------                                                           ---------
     WDN                                                                 JRE

April 10, 1997
Page 8 of 8

22. Any disputes or controversies relating to this Agreement shall be interpreted under the laws of the State of New York. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision, however, shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement, provided that upon a finding by a court of competent jurisdiction that the General Releases given by you are illegal and/or unenforceable, you shall be required to pay AMBAC all amounts paid to you or on your behalf by AMBAC pursuant to this Agreement.

23. This Agreement constitutes the complete understanding between the parties. No other promises or agreements shall be binding unless in writing and signed by the parties.





/s/  W. Dayle Nattress                                        4/23/97
-------------------------------                               -----------------
W. Dayle Nattress                                             Date

AMBAC Inc.
AMBAC Indemnity Corporation





By:      /s/  Janice Reals Ellig                               4/12/97
         -----------------------------------------             ----------------
         Janice Reals Ellig, Senior Vice President             Date